1838 INVESTMENT ADVISORS FUNDS
                  MBIA MUNICIPAL INVESTORS SERVICE CORPORATION
                          ACCOUNTING SERVICES AGREEMENT

                  AGREEMENT made this 13th day of May, 2004, by and between 1838 Investment Advisors Funds, a Delaware business trust (the "Trust"), and MBIA Municipal Investors Service Corporation, a corporation organized under the laws of the State of Delaware ("MBIA").

                  WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and offers, for public sale one or more distinct series of shares of beneficial interest ("Series"), par value $0.001 per share, each corresponding to a distinct portfolio;

                  WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

                  WHEREAS, at the present time, the Trust has established two
Series: 1838 International Equity Fund and 1838 Fixed Income Fund;

                  WHEREAS, the Trust desires to employ MBIA to provide certain accounting services;

                  WHEREAS, MBIA is willing to furnish such services to the Trust with respect to each Series listed on Schedule A to this Agreement (each a "Portfolio," and together the "Portfolios") on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and MBIA agree as follows:

                  1. APPOINTMENT. The Trust hereby appoints MBIA to provide certain accounting services to the Trust for the period and on the terms set forth in this Agreement. MBIA accepts such appointment and agrees to furnish the services herein set forth in return for the compensation provided for in Section 11 of this Agreement. MBIA agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder, and to remain open for business on any day on which the New York Stock Exchange, the Philadelphia branch office of the Federal Reserve and Custodian are open for business. The Trust may from time to time issue separate series or classes or classify and reclassify shares of such series or class. MBIA shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

                  2. DOCUMENTS. The Trust has furnished MBIA with copies properly certified or authenticated of each of the following:

                    a. The Trust's Declaration of Trust filed with the Secretary of the State of Delaware on December 9, 1994, and all amendments thereto and restatements thereof;

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                    b. The Trust's By-laws and all amendments thereto and
restatements thereof (such By-laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-laws");

                    c. Resolutions of the Trust's Board of Trustees authorizing the appointment of MBIA to provide certain accounting services to the Trust and approving this Agreement;

                    d. Schedule B identifying and containing the signatures of the Trust's officers and other persons authorized ("Authorized Persons") to sign "Written Instructions" (as used in this Agreement to mean written instructions delivered by hand, mail, telegram, cable, telex or facsimile sending device and received by MBIA, signed by two Authorized Persons) on behalf of the Trust;

                    e. The Trust's Notification of Registration filed pursuant to Section 8(a) of the Investment Company Act as filed with the Securities and Exchange Commission ("SEC") on December 13, 1994;

                    f. The Trust's most recent Registration Statement on Form N-lA under the Securities Act of 1933 (the "1933 Act") (File No.33-87298) and under the Investment Company Act (File No. 811-8902) as filed with the SEC relating to shares of beneficial interest in the Trust, and all amendments thereto;

                    g. The Trust's most current Prospectuses and Statements of Additional Information relating to the Portfolio(s); and

                    h. The executed Trust agreements listed on Schedule C hereto; and

                    i. If required, a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Trust by the CFTC which states that the Trust will not be treated as. a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Trust by the CFTC which states that CFTC will not take any enforcement action if the Trust does not register as a "commodity pool operator."

                  The Trust will furnish MBIA from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

                  3. INSTRUCTIONS CONSISTENT WITH DECLARATION OF TRUST, ETC.

                    a. Unless otherwise provided in this Agreement, MBIA shall act only upon Oral and Written Instructions. ("Oral Instructions" used in this Agreement shall mean oral instructions actually received by MBIA from an Authorized Person or from a person reasonably believed by MBIA to be an Authorized Person. "Written Instructions" used in this Agreement shall mean written instructions signed by two Authorized Persons delivered by hand, mail,

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telegram, cable, telex or facsimile, and received by MBIA. "Authorized Person"
used in this Agreement means any officer of the Trust and any other person, whether or not any such person is an officer of the Trust, duly authorized by the Board of Trustees of the Trust to give Oral and Written Instructions on behalf of the Portfolio(s) and certified by the Secretary or an Assistant Secretary of the Trust or any amendment to the certification thereto as may be received by MBIA from time to time.) Although MBIA may know of the provisions of the Declaration of Trust and By-laws of the Trust, MBIA in its capacity under this Agreement may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Declaration of Trust or Bylaws or any vote, resolution or proceeding of the shareholders, or of the Board of Trustees, or of any committee thereof.

                    b. MBIA shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by MBIA pursuant to this Agreement. The Trust agrees to forward to MBIA Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by MBIA, whether by hand delivery, telex, facsimile or otherwise, by the close of business of the same day that such Oral Instructions are given to MBIA. The Trust agrees that the fact that such confirming Written Instructions are not received by MBIA shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Trust by giving Oral Instructions. The Trust agrees that MBIA shall incur no liability to the Trust in acting upon Oral Instructions given to MBIA hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

                  4. PORTFOLIO ACCOUNTING.

                    a. MBIA shall provide the following accounting functions on a daily basis:

                      (1) Journalize each Portfolio's investment, capital share and income and expense activities;

                      (2) Verify investment buy/sell trade tickets when received from the Advisor(s) and transmit trades to the Trust's Custodian for proper settlement;

                      (3) Maintain individual ledgers for investment securities;

                      (4) Maintain historical tax lots for each security;

                      (5) Reconcile cash and investment balances of each Portfolio with the Custodian, and provide the Advisor(s) with the beginning cash balance available for investment purposes;

                      (6) Update the cash availability throughout the day as required by the Advisor(s);

                      (7) Post to and prepare each Portfolio's Statement of Assets and Liabilities and Statement of Operations;

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                      (8) Calculate expenses payable pursuant to the Trust's
various contractual obligations;

                      (9) Control all disbursements from the Trust on behalf of each Portfolio and authorize such disbursements upon Written Instructions;

                      (10) Calculate capital gains and losses;

                      (11) Determine each Portfolio's net income;

                      (12) At the Portfolio's expense obtain security market prices or if such market prices are not readily available, then obtain such prices from services approved by the Advisor(s), and in either case calculate the market or fair value of each Portfolio's investments;

                      (13) In the case of debt instruments with remaining maturities of sixty (60) days or less, calculate the amortized cost value of those instruments;

                      (14) Transmit or mail a copy of the portfolio valuations into the Advisor(s);

                      (15) Compute the net asset value of each Portfolio;

                      (16) Compute each Portfolio's yields, total returns, expense ratios and portfolio turnover rate; and

                      (17) Prepare and monitor the expense accruals and notify Trust management of any proposed adjustments.

                    b. In addition, MBIA will:

                      (1) Prepare monthly financial statements, which will include without limitation the Schedule of Investments, the Statement of Assets and Liabilities, the Statement of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses;

                      (2) Prepare monthly security transactions listings;

                      (3) Prepare monthly broker security transactions summaries;

                      (4) Supply various Trust and Portfolio statistical data as requested on an ongoing basis;

                      (5) Assist in the preparation of support schedules necessary for completion of Federal and state tax returns;

                      (6) Assist in the preparation and filing of the Trust's annual and semiannual reports with the SEC on Form N-SAR and Form N-CSR;

                                       4

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                      (7) Assist in the preparation and filing of the Trust's
annual and semiannual reports to shareholders and proxy statements;

                      (8) Assist with the preparation of amendments to the Trust's registration statements on Form N-1A and other filings relating to the registration of the Trust;

                      (9) Monitor each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time;

                      (10) Determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things, maintain the qualification as a regulated investment company of each Portfolio of the Trust under the Code.

                  5. RECORDKEEPING AND OTHER INFORMATION. MBIA shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust or the Trust's authorized representatives. Upon reasonable request of the Trust, copies of such records shall be provided by MBIA to the Trust or the Trust's authorized representatives at the Trust's expense. Where applicable, such records shall be maintained by MBIA for the periods and in the places required by Rule 31a-2 under the Investment Company Act.

                  6. LIAISON WITH ACCOUNTANTS. MBIA shall act as liaison with the Trust's independent public accountants and shall provide account analysis, fiscal year summaries and other audit related schedules. MBIA shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

                  7. CONFIDENTIALITY. MBIA agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where MBIA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

                  8. EQUIPMENT FAILURE. In the event of equipment failures beyond MBIA's control, MBIA shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. MBIA shall make reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

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                  9. RIGHT TO RECEIVE ADVICE.

                    a. ADVICE OF TRUST. If MBIA shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including Oral or Written Instructions where appropriate.

                    b. ADVICE OF COUNSEL. If MBIA shall be in doubt as to any question of law involved in any action to be taken or omitted by MBIA, it may request advice at its own cost from counsel of its own choosing (who may be the regularly retained counsel for the Trust or MBIA or the in-house counsel for MBIA, at the option of MBIA).

                    c. CONFLICTING ADVICE. In case of conflict between directions, advice or Oral or Written Instructions received by MBIA pursuant to subsection a of this Section and advice received by MBIA pursuant to subsection B of this Section, MBIA shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                    d. PROTECTION OF MBIA. MBIA shall be protected in any action or inaction which it takes in reliance on any, directions, advice or Oral or Written Instructions received pursuant to subsections a or b of this Section which MBIA, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon MBIA any obligation to seek such direction, advice or Oral or Written Instructions. Nothing in this subsection shall excuse MBIA when an action or omission on the part of MBIA constitutes willful misfeasance, bad faith, negligence or reckless disregard by MBIA of its duties under this Agreement.

                  10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. Except as otherwise provided herein in Sections 4 and 5, the Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

                  11. COMPENSATION. For the performance of its obligations under this Agreement, the Trust shall pay MBIA with respect to each Portfolio in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

                  The Trust shall reimburse MBIA for all reasonable out-of-pocket expenses incurred by MBIA or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

12. INDEMNIFICATION.

                    a. The Trust agrees to indemnify and hold harmless MBIA, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act

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and any applicable state and foreign laws, and amendments thereto (the
"Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which MBIA takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or (ii) upon Oral or Written Instructions. Neither MBIA nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of MBIA's or its directors', officers', employees', agents' and representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                    b. MBIA agrees to indemnify and hold harmless the Trust from all taxes, charges, expenses, assessments, claims, and liabilities arising from MBIA's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses (including without limitation reasonable attorneys' fees and disbursements) arising directly or indirectly out of MBIA's or its directors', officers', employees', agents' and representatives' willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

                    c. In order that the indemnification provisions contained in this Section 12 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                  13. RESPONSIBILITY OF MBIA. MBIA shall be under no duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by MBIA in writing. In the performance of its duties hereunder, MBIA shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. MBIA shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, MBIA shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of MBIA or reckless disregard by MBIA of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, MBIA in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which MBIA reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond MBIA's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Section 8), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, under which circumstances MBIA shall take maximum actions to minimize loss of data therefore.

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                    14. DURATION, TERMINATION, ETC. This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force until December 31, 2004. This Agreement may at any time be terminated on sixty (60) days' written notice given to MBIA or by MBIA by six
(6) months' written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by MBIA in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause.

                  Upon the termination of this Agreement, the Trust shall pay to MBIA such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by MBIA to such date. In the event that the Trust designates a successor to any of MBIA's obligations hereunder, MBIA shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by MBIA under the foregoing provisions.

                  15. AMENDMENTS. The provisions of this Agreement or any part hereof may be changed, waived only by written instrument that shall make specific reference to this Agreement and shall discharged or terminated orally, but signed by the party against which enforcement of such change or waiver, discharged or termination is sought.

                  16. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

                  17. INSURANCE. Upon request MBIA shall provide the Trust with details regarding its insurance coverage, and MBIA shall notify the Trust should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefore. MBIA shall notify the Trust of any material claims against it, whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by MBIA under its insurance coverage.

                  18. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  19. FURTHER ACTIONS. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof

                  20. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

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                  21. ASSIGNMENT OF DUTIES TO OTHERS. Neither this Agreement nor any rights or obligations hereunder may be assigned by MBIA without the written consent of the Trust. MBIA may, however, at any time or times in its discretion appoint an agent to carry out such of the services to be performed under this agreement as MBIA may from time to time direct, provided, however, that the appointment of any agent shall not relieve MBIA of any of its responsibilities or liabilities hereunder.

                  22. SHAREHOLDER LIABILITY. MBIA acknowledges that it has received notice of and accepts the limitations of liability set forth in the Trust's Declaration of Trust. MBIA agrees that the Trust's obligations hereunder shall be limited to the Trust, and that MBIA shall have recourse solely against the assets of the Portfolio with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Trust.

                  23. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Written and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise effect their construction or affect. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

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                  IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized all as of the date first written above.

                               1838 INVESTMENT ADVISORS FUNDS


                               By:      /s/ W. Thacher Brown, President
                                        --------------------------------------
                                        W. Thacher Brown, President


                               MBIA MUNICIPAL INVESTORS SERVICE CORPORATION


                               By:      /s/ Richard J. Walz
                                        --------------------------------------
                                        Richard J. Walz, Director - MBIA-MISC

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                         ACCOUNTING SERVICES AGREEMENT

                                   SCHEDULE A

                         1838 INVESTMENT ADVISORS FUNDS

                       PORTFOLIO LISTING AND FEE SCHEDULE

                  A. For the services MBIA provides under the Accounting Services Agreement attached hereto, 1838 Investment Advisors Funds (the "Trust") on behalf of and with respect to the Portfolios listed below, agrees to pay MBIA an accounting fee, subject to a minimum base fee of $40,000 per annum per Portfolio, on each Portfolio's total net assets according to the Fee Schedule below:

                           LISTING OF PORTFOLIO(S)
                           1838 Fixed Income Fund

                           FEE SCHEDULE
                           $40,000, plus
                           0.03% of each Portfolio's total net assets in excess of $50 million

                  B. For the services MBIA provides under the Accounting Services Agreement attached hereto, 1838 Investment Advisors Funds (the "Trust") on behalf of and with respect to the Portfolio(s) listed below, agrees to pay MBIA an accounting fee subject to a minimum fee of $60,000 per annum per Portfolio, calculated on each Portfolio's total net assets as follows:

                           LISTING OF PORTFOLIO(S)
                           1838 International Equity Fund

                           FEE SCHEDULE
                           $60,000, plus
                           0.03% of the Portfolio's total net assets in excess of $50 million

                  This accounting fee shall be payable monthly as soon as practicable after the last day of each month based on the average of the daily net assets of each Portfolio, as determined at the close of business on each day throughout the month.

                  Out-of-pocket expenses shall be reimbursed by the Trust to MBIA or paid directly by the Trust.


                                      A-1

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PAYMENT

                  The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.

                                       A-2

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                          ACCOUNTING SERVICES AGREEMENT

                                   SCHEDULE B

                         1838 INVESTMENT ADVISORS FUNDS

                               AUTHORIZED PERSONS

                  The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the above-named
Trust:

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                                       B-1